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                            EXHIBIT 4

                FIRST AMENDMENT TO LOAN AGREEMENT


          THIS AMENDMENT TO LOAN AGREEMENT, made and entered into as of the 29th day of March, 1994, by and between FIRST
INTERSTATE BANK OF OREGON, N.A. (hereinafter referred to as
"Bank"), and BARRETT BUSINESS SERVICES, INC. (hereinafter referred to as "Borrower").


                            RECITALS:


          The parties entered into a loan agreement dated as of August 12, 1993 (as amended from time to time the "Agreement"), and the parties now desire to amend the Agreement as hereinafter provided. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

          NOW, THEREFORE, the parties mutually agree as follows:

          1. Section 6(c) of the Agreement is hereby amended and restate as follows:

          "(c) Borrower shall not permit tangible net worth to be less than Six Million and No/100 Dollars ($6,000,000.00) at the end of each fiscal quarter, or permit the ratio of total liabilities (excluding deferred income taxes) to tangible net worth to exceed
     2.0 to 1.0. For purposes of this Agreement, "tangible net worth" shall mean the gross book value of Borrower's assets (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses and other like intangibles) less (a) reserves applicable thereto and (b) all liabilities (including accrued and deferred income taxes), other than indebtedness subordinated, in a manner satisfactory to Bank, to Borrower's indebtedness to Bank. Except as otherwise provided in this paragraph, all computations required hereby shall be made on a consolidated basis in accordance with generally accepted accounting principles consistently applied."

          2. Except as herein amended, each and all of the terms and provisions of the Agreement shall be and remain in full force and effect during the term thereof.

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          IN WITNESS WHEREOF, the parties hereto have executed
this Amendment to the Agreement, in duplicate, as of the date first hereinabove written.

     UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND
     COMMITMENTS MADE BY THE BANK AFTER OCTOBER 3, 1989,
     CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE
     NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR
     SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN
     WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE
     BANK TO BE ENFORCEABLE.

          Borrower hereby acknowledges receipt of a copy of this Amendment.


BARRETT BUSINESS SERVICES, INC.    FIRST INTERSTATE BANK OF
                                   OREGON, N.A.



By /s/ Jack D. Williamson, Jr.     By /s/ Larry C. Ellis
Title  Secretary/Treasurer         Title  AVP

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